SCHEDULE 13G

                                 (Rule 13d-102)

           Information to be Included in Statements Filed Pursuant to
                    Rule 13d-1(b), (c) and (d) and Amendments
                      Thereto Filed Pursuant to Rule 13d-2

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 UbiquiTel Inc.
                                ----------------

                                (Name of Issuer)

                    Common Stock, par value $0.0005 per share

                         (Title of Class of Securities)

                                    903474302
                                   -----------

                                 (CUSIP Number)

                                December 31, 2000
                               -------------------

             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                              [ ] Rule 13d-1(b)

                              [ ] Rule 13d-1(c)

                              [X] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



----------------------------------------                                        --------------------------------------
CUSIP No. 903474302                                       13G                   Page  2  of  8  Pages
                                                                                     ---    ---
----------------------------------------                                        --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
     1       Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
             SpectraSite Communications, Inc.
------------ ---------------------------------------------------------------------------------------------------------
------------ ----------------------------------------------------------------------------- ---------------------------
     2       Check the Appropriate Box if a Member of a Group                              (a) __
             (See Instructions)                                                            (b)  x
                                                                                               --

------------ ----------------------------------------------------------------------------- ---------------------------
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC Use Only



------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

             Delaware

------------ ---------------------------------------------------------------------------------------------------------
---------------------------------------- --------- -------------------------------------------------------------------
               Number of                    5      Sole Voting Power

                Shares                             -0-
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
             Beneficially                   6      Shared Voting Power

               Owned by                            3,335,000
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
                 Each                       7      Sole Dispositive Power

               Reporting                           -0-
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
              Person With                   8      Shared Dispositive Power
                                                   3,335,000
---------------------------------------- --------- -------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
9            Aggregate Amount Beneficially Owned by Each Reporting Person

             3,335,000

------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
10           Check if the Aggregate Amount in Row (9) Excludes Certain Shares N/A
                                                                              ---
             (See Instructions)


------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
11           Percent of Class Represented by Amount in (9)

             5.2%

------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
12           Type of Reporting Person (See Instructions)

             CO

------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        --------------------------------------
CUSIP No. 903474302                                       13G                   Page  3  of  8  Pages
                                                                                     ---    ---
----------------------------------------                                        --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
     1       Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
             SpectraSite Holdings, Inc.
------------ ---------------------------------------------------------------------------------------------------------
------------ ----------------------------------------------------------------------------- ---------------------------
     2       Check the Appropriate Box if a Member of a Group                              (a) __
             (See Instructions)                                                            (b)  x
                                                                                               --

------------ ----------------------------------------------------------------------------- ---------------------------
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC Use Only



------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

             Delaware

------------ ---------------------------------------------------------------------------------------------------------
---------------------------------------- --------- -------------------------------------------------------------------
               Number of                    5      Sole Voting Power

                Shares                             -0-
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
             Beneficially                   6      Shared Voting Power

               Owned by                            3,335,000
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
                 Each                       7      Sole Dispositive Power

               Reporting                           -0-
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
                                            8      Shared Dispositive Power
              Person With                          3,335,000
---------------------------------------- --------- -------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
9            Aggregate Amount Beneficially Owned by Each Reporting Person

             3,335,000

------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
10           Check if the Aggregate Amount in Row (9) Excludes Certain Shares N/A
                                                                              ---
             (See Instructions)


------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
11           Percent of Class Represented by Amount in (9)

             5.2%

------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
12           Type of Reporting Person (See Instructions)

             CO

------------ ---------------------------------------------------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1(a).        Name of Issuer:

         The name of the issuer is UbiquiTel Inc., a Delaware corporation (the "Issuer").

Item 1(b).        Address of Issuer's Principal Executive Offices:

         The Issuer's principal executive offices are located at One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428.

Item 2(a).        Name of Person Filing:

         This report is being filed jointly by SpectraSite Communications, Inc. ("Communications") and SpectaSite Holdings, Inc. ("Holdings" and, together with Communications, the "Reporting Persons"). See Exhibit A for the Reporting Persons' agreement for the joint filing of a single statement on their behalf.

Item 2(b).        Address of Principal Business Office or, if None, Residence

         The principal office and business address of Communications is 100 Regency Forest Drive, Suite 400, Cary, North Carolina 27511. The principal office and business address of Holdings is 100 Regency Forest Drive, Suite 400, Cary, North Carolina 27511.

Item 2(c).        Citizenship:

         Communications and Holdings are both incorporated in the State of Delaware.

Item 2(d).        Title of Class of Securities

         Common Stock, par value $0.0005 per share

Item 2(e).        CUSIP Number:

         903474302

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), or (c), check whether the person filing is a: N/A

(a)      [ ]  Broker or dealer registered under Section 15 of the Exchange Act.

(b)      [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)      [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

(d)      [ ]  Investment company registered under Section 8 of the Investment
              Company Act.

(e)      [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)      [ ]  An employee benefit plan or endowment fund in accordance with Rule
              13d-1(b)(1)(ii)(F);

(g)      [ ]  A parent holding company or control person in accordance with Rule
              13d-1(b)(1)(ii)(G);

(h)      [ ]  A savings association as defined in Section 3(b) of the Federal
              Deposit Insurance Act;

(i)      [ ]  A church plan that is  excluded  from the  definition  of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)      [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.           Ownership.

(a)      Amount beneficially owned:  3,335,000.
                                     ---------

(b)      Percent of class:  5.2.
                            ---

(c)      Number of shares as to which the person has:

                (i)      Sole power to vote or to direct the vote  -0-.
                                                                   ---

                (ii) Shared power to dispose or direct the disposition of 3,335,000.
                         ---------

                (iii)    Sole power to dispose or to direct the disposition of
                         -0-.
                         ---

                (iv) Shared power to dispose or to direct the disposition of 3,335,000.
                         ---------

Item 5.         Ownership of Five Percent or Less of a Class.

         N/A

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A

Item 8.           Identification and Classification of Members of the Group.

         N/A

Item 9.           Notice of Dissolution of Group.

         N/A

Item. 10.         Certifications.

         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                SPECTRASITE COMMUNICATIONS, INC.





                                                By: /s/ Daniel I. Hunt
                                                   -----------------------------
Date: February 14, 2001                         Name: Daniel I. Hunt
     ------------------                         Title: Vice President


                                                SPECTRASITE HOLDINGS, INC.





                                                By: /s/ Daniel I. Hunt
                                                   -----------------------------
Date: February 14, 2001                         Name: Daniel I. Hunt
     ------------------                         Title: Vice President



            Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

Exhibit A


                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) or any subsequent filings on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.0005 per share, of UbiquiTel Inc., and that this Joint Filing Agreement be included as an Exhibit to such joint filing.

         This  Joint   Filing   Agreement   may  be  executed  in  one  or  more
counterparts, and each such counterpart shall be an original but all of which, taken together, shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby executes this Joint Filing Agreement as of the date set forth opposite the name of the undersigned.


                                           SPECTRASITE COMMUNICATIONS, INC.





                                            By: /s/ Daniel I. Hunt
                                               ---------------------------------
Date: February 14, 2001                     Name: Daniel I. Hunt
      -----------------                     Title: Vice President


                                            SPECTRASITE HOLDINGS, INC.





                                            By: /s/ Daniel I. Hunt
                                               ---------------------------------
Date: February 14, 2001                     Name: Daniel I. Hunt
      -----------------                     Title: Vice President